Exhibit 99.2

Ryerson Holding Corporation Announces Pricing of Secondary Offering of 3.5 Million Shares of Common Stock by its Principal Shareholder

CHICAGO – May 11, 2022 - Ryerson Holding Corporation (NYSE: RYI) (the “Company” or “Ryerson”), announced today the pricing of the previously announced secondary public offering of 3,500,000 shares of the Company’s common stock (the “Offering”) pursuant to a shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) by its principal shareholder, an affiliate of Platinum Equity LLC (the “Selling Stockholder”). The Selling Stockholder will receive all of the net proceeds from the Offering. The Company is not offering any shares of its common stock in the Offering and will not receive any of the proceeds from the sale of the shares offered by the Selling Stockholder.

The underwriter may offer the shares of common stock purchased from the Selling Stockholder from time to time for sale in one or more transaction to purchasers, directly or through agents, or through brokers in brokerage transactions, on the New York Stock Exchange, in the over-the-counter market, or through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. Subject to customary closing conditions, the Offering is expected to settle and close on or about May 13, 2022.

The Company’s previously announced share repurchase agreement with the Selling Stockholder (the “Share Repurchase Agreement”) is also expected to settle and close on or about May 13, 2022. Under the Share Repurchase Agreement, the Company will separately repurchase 1,613,022 shares of the Company’s common stock directly from the Selling Stockholder for an aggregate purchase price of about $47.7 million (the “Share Repurchase”). The Company expects to fund the Share Repurchase with cash on hand. Although the Share Repurchase is conditioned upon, among other things, the closing of the Offering, the closing of the Offering is not conditioned upon the closing of the Share Repurchase.

J.P. Morgan is acting as the sole underwriter for the Offering.

A shelf registration statement on Form S-3 (including a prospectus) relating to these securities has been filed with and declared effective by the SEC. The Offering is being made solely by means of a prospectus supplement and the accompanying prospectus. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. When available, copies of the prospectus supplement and the accompanying prospectus relating to the Offering may also be obtained by contacting: J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone: 1-866-803-9204, or by emailing: prospectus-eg_fi@jpmchase.com.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,000 employees in approximately 100 locations.

Safe Harbor Provision

Certain statements made in this presentation and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; impacts and implications of adverse health events, including the COVID-19 pandemic; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2021, our quarterly report on Form 10-Q for the quarter ended March 31, 2022, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

Vice President - Finance:

Jorge Beristain

312.292.5040

investorinfo@ryerson.com